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                                                                    Exhibit 99.1

For Immediate Release                              For Further Information:
---------------------                              ------------------------
                                                   Joseph R. Atkin
                                                   Chief Financial Officer
                                                   Sundance Homes, Inc.
                                                   847/255-5555


           SUNDANCE HOMES SIGNS DEFINITIVE AGREEMENT TO SELL ASSETS
              RELATED TO ITS SUBURBAN OPERATIONS TO CENTEX HOMES

                      Will Focus on Chicago Urban Market

     Schaumburg, Ill., April 5, 1999 - Sundance Homes, Inc. (NASDAQ: SUNH) announced today that it has signed a definitive agreement with Centex Homes, the home building subsidiary of Centex Corporation ("Centex"), to sell substantially all of the assets related to Sundance's operations in suburban Chicago for approximately $60 million in cash, subject to adjustment. Centex will also be assuming certain liabilities related to those assets.

     The agreement has been approved by the Sundance board of directors and is subject to shareholder approval, completion of due diligence and other closing conditions. The transaction is expected to be completed during the second calendar quarter of 1999. A preliminary proxy statement containing a copy of the agreement with Centex has been filed with the Securities and Exchange Commission.

     "This transaction is expected to have a dramatic and positive impact on Sundance's shareholder value, debt load and prospects for future success," said Maurice Sanderman, chairman and CEO of Sundance Homes. "The sale is expected to result in over half of our assets being converted to cash at approximately book value. Proceeds of the sale will be used to reduce bank debt, which we believe will enable us to negotiate more favorable terms for our remaining debt. Together, these steps will substantially reduce annual interest expense."
                                - more -
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Sundance Homes Signs Definitive Agreement...2

     The estimated $60 million purchase price will be adjusted to reflect sales of homes that may occur between now and the closing of the transaction (with Sundance retaining proceeds from such sales); and to reflect the value (at cost) of any additional work performed by Sundance on homes-in-progress.

     "The asset sale will create a smaller and more efficient organization that will focus exclusively on expanding our successful Chicago Urban Properties division, which develops properties in and around the downtown Chicago area," Sanderman said.

     He noted that the Chicago Urban Properties division currently has three major projects scheduled to be completed this year: Erie Tower, a 24-story, 120-unit building that was 80 percent sold as of March 31, 1999; Capitol Hill Lofts, containing 91 units which are 75 percent sold; and Art House Lofts, containing 28 units which are more than 70 percent sold. Plaza 32, containing 130 units which are more than 60 percent sold, is scheduled to begin construction this Spring.

     Sanderman said the company owns two additional parcels of land that it plans to develop as two separate Chicago Urban Properties projects, each with 50 condominium units.

     Sundance Homes is a builder of single family homes in the Chicago metropolitan area and condominiums in the Chicago urban market. Since 1983, the Company has closed sales of approximately 6,300 homes and completed development of 30 communities. Sundance currently has 21 communities in various stages of planning and development, five of which are in the Chicago urban market.
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Sundance Homes Signs Definitive Agreement...3


     Except for historical information, matters discussed in this news release contain forward looking information and describe the Company's belief concerning future business conditions and the outlook for the Company based on currently available information. The Company has identified these "forward looking" statements by such words as "believes", "estimates", "should", "could", "expects", "anticipates", and similar expressions. Risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed in these statements include the following: the Company's substantial leverage, changes in general economic and market conditions, changes in interest rates and the availability of mortgage financing, changes in costs and availability of material, supplies and labor, general competitive conditions, the availability of capital, and the ability to successfully effect acquisitions. The Company assumes no obligation to update the information contained herein.